EXHIBIT 5


                            OPINION OF JOEL BERNSTEIN


                                   Law Offices

                              JOEL BERNSTEIN, ESQ.

      Suite 104                                             Tel:    305-858-7300
2666 Tigertail Avenue                                       Fax:    786-513-8522
Miami, Florida 33133




February 20, 2003


JANE BUTEL CORPORATION
125 Second Street NW
Albuquerque, NM 87102

Greetings:

I have acted as special counsel to JANE BUTEL CORPORATION, a Florida corporation (the "Corporation"), in connection with the offering of 100,000 shares of Common Stock to be issued pursuant to a Fee Payment Agreement. The offering of the shares is to be made pursuant to Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement").

I have acted as special counsel to the Corporation in connection with the shares. I have advised you of your right to obtain independent counsel in connection with this matter in view of my potential conflict.

Please be advised that I am of the opinion that the Corporation's Common Stock to be offered pursuant to the Registration Statement has been duly authorized by the Corporation. The Common Stock to be issued in accordance with the terms of the Fee Payment Agreement will be validly issued by the Corporation and fully paid and non-assessable.

We consent to the use of our name in the Registration Statement in the section of the Prospectus entitled "Legal Matters" and the filing of this letter as an exhibit to the Registration Statement.

                                Yours very truly,



                                /s/ JOEL BERNSTEIN, ESQ.
                                ________________________
                                    Joel Bernstein, Esq.